Exhibit 10.5

RESTRICTED STOCK UNIT AGREEMENT

(Ratable Period of Restriction Ends in Thirds)

Brighthouse Financial, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Restricted Stock Units. Your Restricted Stock Units are subject to the terms and conditions of the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Restricted Stock Units under some circumstances.

Standard Terms.

(a) These terms are the “Standard Terms” and will apply to your Restricted Stock Units except in so far as Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-15 (“Restrictive Covenants”) of the Supplement apply. If Shares are paid to you, you will receive evidence of ownership of those Shares.

(b) The Period of Restriction for your Restricted Stock Units will end in stages on the first business day in March on or following each of the first three anniversaries of the Grant Date. Each portion of your Restricted Stock Units subject to a different Period of Restriction shall be referred to as a “Unit Tranche” and during its Period of Restriction as an “Outstanding Unit Tranche.” The Period of Restriction for one-third (1/3rd) of your Restricted Stock Units (rounding down to the nearest whole number of Restricted Stock Units, the “First Unit Tranche”) will begin on the Grant Date and end on the first business day in March on or following the first anniversary of the Grant Date. The Period of Restriction for one-third (1/3rd) of your Restricted Stock Units (rounding down to the nearest whole number of Restricted Stock Units, the “Second Unit Tranche”) will begin on the Grant Date and end on the first business day in March on or following the second anniversary of the Grant Date. The Period of Restriction for each of your Restricted Stock Units not included in either the First or the Second Unit Tranches (the “Third Unit Tranche”) will begin on the Grant Date and end on the first business day in March on or following the third anniversary of the Grant Date.

(c) Each Unit Tranche will be due and payable in the form of Shares after the conclusion of the Period of Restriction applicable to that Unit Tranche, at the time specified in Section S-8 (“Timing of Payment”).

(d) [The Restricted Stock Units granted to you pursuant to this Agreement are subject to and conditioned upon shareholder approval of the Plan. You acknowledge and agree that, in the event shareholders do not approve the Plan, your Restricted Stock Units granted pursuant to this Agreement will be canceled and this Agreement will be void ab initio.]

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.